EXHIBIT 99.1

June 20, 2017	For more information:
Linda L. Tasseff
FOR IMMEDIATE RELEASE	Director, Investor Relations
(904) 858-2639
ltasseff@steinmart.com

STEIN MART, INC. ANNOUNCES RESULTS OF ANNUAL MEETING OF SHAREHOLDERS

JACKSONVILLE, FL – Stein Mart, Inc. (NASDAQ: SMRT) today announced shareholder voting results for its 2017 Annual Meeting of Shareholders. Approximately 93.3 percent of all outstanding shares were present or represented by proxy at the meeting.

Shareholders approved the election of Jay Stein, John H. Williams, Jr., D. Hunt Hawkins, Irwin Cohen, Thomas L. Cole, Timothy Cost, Lisa Galanti, Mitchell W. Legler, Richard L. Sisisky and Burton M. Tansky to the board of directors for one-year terms. Shareholders ratified the appointment of KPMG LLP as the Company’s independent registered certified public accounting firm for the fiscal year ending February 3, 2018 and approved an advisory resolution on executive compensation for fiscal year 2016.

A majority of shareholders voted to continue shareholder advisory approval of executive compensation on an annual basis. The Board of Directors has previously adopted the one year frequency preferred by the majority of shareholders.

About Stein Mart

Stein Mart, Inc. is a national specialty and off-price retailer offering designer and name-brand fashion apparel, home décor, accessories and shoes at everyday discount prices. Stein Mart provides real value that customers will love every day both in stores and online. The Company currently operates 292 stores across 31 states. For more information, please visit www.steinmart.com.